Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 31, 2014 (the “Effective Date”), by and among William Lyon Homes, a Delaware corporation (“Parent”), William Lyon Homes, Inc., a California corporation (the “Company”), and William H. Lyon ( “Executive”).

WHEREAS, Parent, the Company and Executive are parties to that certain Employment Agreement among Parent, the Company and Executive, dated as of February 25, 2012 (the “Agreement”), which sets forth the terms of Executive’s employment with the Company;

WHEREAS, Parent, the Company and Executive desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows, effective as of the Effective Date.

1. The first sentence of Section 1.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“The term of Executive’s employment by the Company shall commence on the Effective Date and terminate and expire on March 31, 2015.”

2. The following sentence is hereby added to the end of Section 3.2 of the Agreement:

“Executive shall be entitled to earn a cash bonus for the 2015 fiscal year for service during Term under the senior executive bonus program established by the Compensation Committee, to be paid when such bonuses are paid to the other senior executives of the Company.”

3. Section 6.4.3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“On the date that is sixty (60) days after the Termination Date, the Company shall pay to Executive a lump-sum payment equal in the aggregate to (i) the amount of annual salary payable to Executive from the Termination Date through March 31, 2015 (in the absence of the applicable termination of employment) plus (ii) any deferred bonuses earned by Executive but not paid by the Company as of the Termination Date, less any required deductions for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings, including benefit deductions.”

4. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

5. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. The Agreement, as hereby amended, and any attachments thereto, constitute the entire agreement between the parties with respect to their subject matter and supersede all prior agreements, arrangements, dealings or writings between the parties, and from and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by or on behalf of the parties hereto as of the Effective Date.

COMPANY

By:	/s/ Matthew R. Zaist Name: Matthew R. Zaist Title: President and Chief Operating Officer

PARENT

By:	/s/ Matthew R. Zaist Name: Matthew R. Zaist Title: President and Chief Operating Officer

EXECUTIVE

/s/ William H. Lyon Name: William H. Lyon